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EXHIBIT 10.1

                            ITC LEARNING CORPORATION

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made and entered into effective as of the 7th day of January, 1998 (the "Effective Date") by and between ITC Learning Corporation (the "Company") and Christopher E. Mack (the "Executive").

                                    RECITALS

     A. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland. The Company is engaged in the business of developing, marketing, and selling training materials, primarily in multimedia platforms.

     B. The Executive is presently in the employ of the Company and the Company has offered to continue to employ the Executive as an Executive Officer of the Company.

     C. The parties hereto believe that it is in their best interests to provide for the specific terms and conditions of employment and to impose restrictions upon the parties in the event of the termination of the employment relationship.

     NOW, THEREFORE, in consideration of the mutual promises and covenants as hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Company agrees to employ the Executive as an Executive Officer of the Company in accordance with the terms and conditions set forth in this Agreement. The Executive shall have such specific duties as may be reasonably assigned to him from time to time by the Board of Directors of the Company or its designee.

     2. Acceptance and Standards. The Executive hereby accepts employment with the Company in accordance with the terms and conditions set forth in this Agreement. During the term of this Agreement, and subject to the provisions of Sections 5 and 6 of this Agreement, the Executive agrees to devote his full business time and services and his best efforts to the faithful performance of the duties which may be reasonably assigned to him and which are consistent with his position under Section 1 of this Agreement. The parties hereto agree and acknowledge that this Agreement shall replace and supercede that certain employment agreement dated November 30, 1996 by and between the Executive and the Company and that the earlier employment agreement shall be of no further force or effect.


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     3.   Compensation.

          a. In General. For all services rendered by the Executive under this Agreement, the Company shall provide the Executive with the various forms of compensation and benefits set forth in this Section 3.

          b. Basic Compensation. The Company shall, subject to the approval of the Board of Directors of the Company, pay the Executive a basic salary of $125,000 per year, payable in periodic installments in accordance with the Company's normal payroll practices for salaried employees.

          c. Vehicle. The Executive shall receive the use of a Company vehicle selected by the Company, in its reasonable discretion.

          d. Reimbursements of Expenses. The Company agrees to reimburse the Executive for all reasonable expenses (determined in the sole discretion of the Company and in accordance with corporate policies which may be promulgated in the Company's Employee Handbook or other published corporate policies) incurred by the Executive in the course of the pursuance of his duties hereunder in accordance with the Company's then current reimbursement policy.

          e. Working Facilities. The Company, at its own cost, shall furnish the Executive with an office together with supplies, equipment, and such other facilities and services suitable to his position and adequate for the performance of his duties.

          f. Fringe Benefits. Nothing herein shall affect the eligibility of the Executive to receive salary increases, bonus awards, stock option grants, pension or profit-sharing agreements, employee benefits and the like which the Company may, in its sole discretion, from time to time grant or make available to the Executive. The Executive may participate in the Company's health and medical plan, dental plan, 401(k) plan and Employee Stock Ownership Plan ("ESOP") if the Executive complies with the eligibility requirements thereunder and otherwise in a manner consistent with the Company's then current normal policies and procedures.

          g. Discretionary Salary Adjustment and/or Bonus. Once each year, consideration shall be given by the Board of Directors of the Company, within its sole discretion (upon the recommendation of the Chief Executive Officer of the Company and after the Chief Executive Officer of the Company and the Executive have met to review Executive's performance), to a salary adjustment for the Executive, and, if so, in what amount; provided, however, that the Executive's salary shall not be decreased below the amount set forth in paragraph 3.b. above if the Executive remains as Chief Financial Officer of the Company and is satisfactorily performing his duties in that capacity. The Executive shall, to the extent permitted by the Board of Directors of the Company, also participate in the Company's Incentive Compensation Plan, if any, commencing with the Company's fiscal year to end December 31, 1998 if the Executive complies with the eligibility requirements thereunder and




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otherwise in a manner consistent with the Company's then current normal policies and procedures.

     4. Term. The initial term of this Agreement shall begin on the Effective Date and shall continue thereafter for a period of one (1) year, and thereafter shall, without further action on the part of Executive or the Company, be extended for additional one (1) year terms, provided that neither Executive or the Company have given notice of termination, or otherwise terminated this Agreement in accordance with the provisions of Section 5 of this Agreement.

     5. Termination. Unless the parties otherwise agree in writing, termination of this Agreement in accordance with the provisions of this Section shall also constitute termination of the Executive's employment with the Company without the need for further notice or action by either party.

          a. Incapacity. In the event the Executive shall be unable to perform his duties owing to illness or other incapacity for a period of more than 90 consecutive days or an aggregate of 120 days in any 12-month period, the Company may, at its option, by written notice addressed to the Executive, and sent subsequent to such 90 days or 120 days, terminate this Agreement as of a date to be specified in such notice, but not less than 30 days after the date of the sending of such notice; provided, however, that if prior to the date specified in such notice the Executive's illness or other incapacity shall have terminated and he shall have satisfactorily taken up and performed his duties under this Agreement, the notice of termination shall be disregarded, and this Agreement shall continue in full force and effect. (See Sections 10 and 11 of this Agreement for medical, sick leave, and disability benefits.)

          b. Death. In the event of the Executive's death during the term of his employment hereunder, this Agreement shall terminate as of the date of death, and the Executive's spouse, or other such person whom the Executive shall have designated in writing to the Company, shall be paid the unpaid portion, if any, of the Executive's then prevailing salary prorated to the date of the Executive's death. The Company shall also pay to such spouse, or such other designated person, a death benefit consistent with the Company's then current normal policies, if any.

          c. Withdrawal from Business. The Company shall terminate this Agreement upon 60 days written notice to the Executive of a bona fide decision by the Company to wind up its business and liquidate its assets (other than in connection with a merger, consolidation, or other event specified in Section 7), and all rights and obligations of both parties are hereto (except those under Section 6.d. hereof) shall cease upon such termination. In this event, the Executive shall be paid the unpaid portion, if any, of his then prevailing salary prorated to the date of termination.

          d. Termination by the Company for Cause. The Company may immediately terminate the Executive's employment for Cause (as hereinafter defined) by giving the Executive notice in writing of such termination. The term "Cause" shall mean: (i) a breach by the Executive of any of his material obligations under this Agreement; (ii) any act by



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the Executive which constitutes gross misconduct; (iii) a violation of a federal or state law, rule or regulation applicable to the business of the Company; or
(iv) the conviction of the Executive of, or entry by the Executive of a guilty or no contest plea to, a felony. No compensation or benefits shall be paid or provided to the Executive under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective.

          e. Termination by the Company with Notice. The Company may terminate this Agreement for a reason not set forth in Section 5.a., 5.c., or 5.d. at any time upon 60 days written notice to the Executive and, in addition, the Company shall pay to the Executive a termination allowance (the "Termination Allowance") equal to ten (10) months' salary, based upon his then-prevailing annual salary rate. The Termination Allowance may, at the option of the Company, be paid in periodic installments over the first 10 months following termination in accordance with the Company's regular payroll periods or over such lesser period as the Company may determine.

          f. Termination by the Executive with Notice. The Executive may terminate this Agreement at any time upon 120 days written notice to the Company, in which event the Executive shall be paid through the date of termination. During a period of 180 days following any such termination by the Executive, the Executive agrees to provide such consulting services to the Company as it may reasonably request, at such time or times within such period as may be mutually agreed upon between the Company and the Executive. The Executive shall be compensated for any such consulting services at 120% of the daily rate when last employed by the Company plus reimbursement for any reasonable out-of-pocket expenses incurred by the Executive in rendering such consulting services.

     6.   Outside Business Interests, Employee Solicitation, and Company
Property.

          a. Without the written consent of the Board of Directors of the Company, which consent shall not be unreasonably withheld, the Executive agrees that during the term of this Agreement he will not be affiliated with any competitor, supplier, or customer of the Company, as an officer, director, partner, employee, agent, consultant (or similar capacity) or more than 1% stockholder.

          b. The Executive further agrees that during the term of this Agreement he will not, directly or indirectly, encourage employees of ITC (hereinafter meaning the Company and/or any of its subsidiary companies or divisions now existing or hereafter formed) to leave the employ of ITC for the purpose of seeking or obtaining employment in any other activity with which the Executive intends to become affiliated.

          c. The Executive further agrees that during a period of two (2) years following the termination of employment, regardless of the reasons for such termination, he will not, directly or indirectly, solicit, attempt to hire, or encourage employees of ITC to leave the employ of ITC.



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          d.   The Executive further agrees that during the term of this
Agreement and following the termination of his employment he will not, other than in the normal and valid course of his employment with the Company, directly or indirectly, take with him or use any ITC property, such as drawings, reports, data or proposals, design or manufacturing information, wage and salary information, records or the like relating or peculiar to ITC's products, research or development or other activities, nor disclose to any others information of a privileged nature.

          e. The Executive further agrees that during the term of this Agreement and during a period of two (2) years following the termination of his employment, he will not, directly or indirectly, participate (on his own behalf or on behalf of any other corporation, venture, or enterprise engaged in commercial activities) in any proposals which were the subject of outstanding bids or solicitations of ITC or of bids or solicitations in preparation by ITC during his employment by the Company.

          f. The Executive further agrees that in the event his employment is terminated, and without regard for the reason for said termination, for a period of one (1) year following such termination of employment, he will not engage, directly or indirectly, as proprietor, partner, shareholder, director, officer, employee, agent, consultant, or in any other capacity or manner whatsoever, in any business activity competitive with the business of ITC, as constituted during his employment and on the date of termination of his employment. If any court of competent jurisdiction shall determine this covenant to be unenforceable as to either the term or scope imposed above, then this covenant nevertheless shall be enforceable by such court as to such shorter term or lesser scope as may be determined by the court to be reasonable and enforceable.

          g. The Executive further agrees that the provisions of this Section 6 are of vital importance to the Company and incorporate crucial Company policies and a means of safeguarding valuable proprietary rights and interests of ITC. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief, in addition to all other remedies permitted by the law, to enforce the provisions of this Section 6.

     7. Merger or Acquisition. In the event the Company should consolidate with, or merge into another corporation, or transfer all or substantially all of its assets to another entity, this Agreement shall continue in full force and effect and be binding upon the Company's successor or transferee.

     8. Personnel Policies. To the extent not otherwise set forth herein, the terms and conditions of the Executive's employment and benefits shall be governed by the then prevailing operating and personnel policies of the Company. Executive hereby waives any past, present or future entitlement, if any, to termination pay offered by the Company to its non-contract employees.

     9. Vacations. The Executive shall be entitled to a reasonable vacation during each year of his term of employment, as approved by the Chief Executive Officer of the Company.



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     10.  Medical Expenses. Recognizing that the continued good health of the
Executive and his family is of vital concern to the Company, since such good health is directly related to the services which the Executive will be expected to render to the affairs of the Company, the Executive agrees to undergo a thorough and complete medical examination at least once during each year of his term of employment. The executive further agrees to have the examining physician report the findings of each examination to the Company, if so requested. Moreover, in keeping with the Company's objectives in this regard, the Company agrees to reimburse the Executive up to $1,000 during each calendar year of this Agreement for those reasonable medical (including the aforementioned annual medical examination), dental, and optical expenses incurred by the Executive during each such year on behalf of himself and his immediate family if such expenses are not otherwise reimbursed to the Executive through insurance. The unused reimbursement in one calendar year will be carried forward up to a maximum of $3,000; expenses not reimbursed in one calendar year can be submitted for reimbursement in subsequent years. The Company, at its own expense, shall also provide the Executive with medical insurance coverage under its group medical insurance plan.

     11. Sick Leave Benefits and Disability Insurance. During his absence owing to illness or other incapacity, the Executive shall be paid sick leave benefits at his then prevailing salary rate, reduced by the amount, if any, of worker's compensation or disability benefits under the Company's group disability insurance plan. The Company, at its own expense, shall provide the Executive with disability benefits under its group disability insurance plan.

     12. Life Insurance. The Company, at its own expense, shall provide the Executive with life insurance benefits under its group life insurance plan.

     13. Breach of Agreement. In addition to any other remedy available to the Company in the event of a material breach by the Executive of any of the covenants set forth in this Agreement, the Company's obligation to pay the Executive any incentive payouts, deferred compensation, termination allowance, or other benefits accrued but unpaid as of the date of such breach (except any vested rights the Executive may have under a Company Profit Sharing Retirement
Plan), if any, shall terminate, as will the Executive's right to exercise any unexercised stock options.

     14.  Change of Control.

          a. In General. For purposes of this Agreement, a "Change of Control" shall be the occurrence of any one or more of the following events, and the effective date of a Change of Control shall be the effective date on which such event occurs:

               (i) A merger or consolidation of the Company with another corporation, and as a result of such merger or consolidation, less than 65% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation,



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               (ii) A sale of substantially all of the assets of the Company to another corporation which is not a wholly-owned subsidiary of the Company; or

               (iii) Any arrangement that gives to an entity or person (or group of entities or persons acting in concert) the power to name a majority of the Board of Directors of the Company;

          b.   Consequences of a Change of Control.

               (i) In the event of a Change of Control that has been approved and recommended by the Company's Board of Directors, the Executive shall be entitled to remain in the employ of the Company, in a manner consistent with the terms of this Agreement. If within one (1) year of the effective date of a Change of Control the Executive's employment with the Company is terminated by the Company for any reason other than that set forth in Section 5.d. above, the Company shall pay the Executive the unpaid portion, if any, of his then prevailing salary prorated to the date of termination and, in addition, the Company shall pay to the Executive a Termination Allowance equal to 12 months' salary, based upon his then prevailing annual salary rate, less such number of months salary that the Executive actually received from the effective date of the Change of Control through the date of termination. The Termination Allowance may, at the option of the Company, be paid in periodic installments over the number of months' salary, to be paid in accordance with the Company's regular payroll periods or over such lesser period as the Company may determine with the concurrence of the Executive. The Termination Allowance referred to in this
Section 14.b. shall be in addition to, and not in lieu of, any Termination Allowance payable under Section 5.e.

               (ii) In the event that a Change of Control occurs as a result of a transaction which has not been approved or recommended by the Company's Board of Directors, then, in such event, at the time such transaction or tender offer is completed, the Company shall pay to the Executive an amount equal to 24 months' salary based upon his then prevailing annual salary rate.

     15. Disputes and Arbitration. Any dispute arising out of or concerning this Agreement, which is not disposed of by agreement between the two parties, shall be decided by an Arbitrator, located in the metropolitan Washington, D.C. area, chosen by the parties. Either party may initiate an arbitration action by a written notification to the other. The parties agree to choose the Arbitrator within 15 days thereafter. The Arbitrator will follow the rules for arbitration of the American Arbitration Association to the extent that said rules are not inconsistent with the terms and conditions of this Section. The decision of the Arbitrator shall be final and conclusive in the absence of statutory grounds for setting it aside. Neither party shall be reimbursed for the costs that he or it may sustain in connection with an arbitration under this Agreement.

     16. Alteration, Amendment, or Termination. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No



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waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement, or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement, or understanding at a future time. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     17. Integration. This Agreement sets forth (and is intended to be an integration of) all of the promises, agreements, conditions, understandings, warranties, and representations, oral or written, express or implied, among them with respect to the terms of the employment relationship and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among them with respect to the terms of the employment relationship other than as set forth herein.

     18. Conflicts of Law. This Agreement shall be subject to and governed by the laws of the Commonwealth of Virginia irrespective of the fact that one or more of the parties is now or may become resident of a different state.

     19. Benefits and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, heirs, and personal representatives. This Agreement shall not be assignable.

                               * * * * * * * * * *


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.



WITNESS/ATTEST:                           COMPANY:

                                          ITC LEARNING CORPORATION

                                          By:
-------------------------------               ---------------------------
                                              Name:
                                              Title:


WITNESS:                                  EXECUTIVE:



-------------------------------           -------------------------------
                                          CHRISTOPHER E. MACK